Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-8 of China 3C Group and Subsidiaries of our report dated March 10, 2006 on our audit of the financial statements of China 3C Group and Subsidiaries as of December 31, 2005 and the results of their operations and cash flows for the year then ended, and the reference to us under the caption “Experts.”

Kabani & Company, Inc.
Los Angeles, California

March 6, 2007